Q3 2021 Shareholder Letter

Dear Shareholders We are excited to share with you the results of a quarter in which our team has continued to innovate, bringing us closer to realizing our vision of the world’s work marketplace. We’ve not only delivered on our strategy, but we have also started to capitalize on the opportunities that Upwork is uniquely positioned to realize. As a result, Gross Services Volume (GSV) grew 38% year-over-year to reach $904.0 million, and revenue grew 32% year-over-year to reach $128.1 million, which was above the top end of our guidance. The number of Active Clients grew 25% year-over-year, and GSV per Active Client grew 12% year-over-year, proving both the strong pull of our platform and the strength of both sides of our marketplace. We are in the early days of the adoption of independent talent and it continues to trend higher. Because of the sheer size of Upwork’s global population and our unique leadership vantage point, we can see a number of critical trends that will dictate the next few years of growth for not just us but all players in the space. First, the corporate war for talent, especially elite talent, has intensified and moved to a new frontier as 10 million Americans are currently considering leaving their full-time jobs to gain more flexibility freelancing and organizations increasingly realize that a talent strategy predicated only on full-time employees doing all the work will leave them behind. Second, a new type of career path has emerged, with half of the Gen Z talent pool actually choosing to start their careers in freelance rather than full time employment, reflecting an important mental shift in the workforce. A third observation is that as more and more customers participate in this market, they tend to invest in one preferred platform once they’ve found it. We already see this trend with larger companies as they adopt solutions such as our Bring Your Own Talent product as part of their own moves toward vendor consolidation. To capitalize on these insights as well as on our $1.3 trillion total addressable market opportunity (TAM), we are focused on a rapid succession of innovations that will empower talent and clients with powerful, mutually beneficial relationships that they can initiate in the blink of an eye and leverage over the long term to meaningfully transform their businesses. These relationships feel familiar to customers in their robustness, but the range of work models supporting them—from Project Catalog™ to Talent Marketplace™ to Talent Scout™—feel very different to the rigid work paradigm they replace. They are flexible, dynamic, and fast, and customers aren’t able to access them anywhere else. They will define the work marketplace upon which tomorrow’s businesses are built. In support of these trends, we continue to evolve our offerings to meet—and anticipate—emerging customer needs. Project Catalog was launched earlier in the year, and Talent Scout was launched last quarter. Today we’re introducing Virtual Talent Bench™, a collection of features that surfaces even deeper relationships between talent and clients than ever before. It’s a central place where clients can easily access, assemble, and deploy the talent they love. With this launch, we are simplifying the process of staying connected to talent, finding promising professionals for future projects, and organizing their talent network. These features also enable independent talent to streamline their opportunities for repeat business and enhance their ability to form stronger relationships over time. Virtual Talent Bench begins to erase the barriers inhibiting collaboration with full time employees and independent talent and allows clients to think of and use their wider Upwork talent base more fluidly to enhance the capabilities of their team. © 2021 Upwork Inc. 2

These offerings complement our other solutions in our effort to make Upwork the singular destination for clients to build and manage their distributed workforce, such as Payroll, Compliance, and Bring Your Own Talent. We’re also very excited about new tools and benefits offered through our partnerships with Loom and Catch, which support talent in their transition to more autonomy through freelancing and make a long-term career in freelancing even more viable and attractive. Together, these moves address all of our customer segments and make Upwork more instrumental in the lives of remote workers and clients. To further support the impact of our innovations, we’re also heavily invested in evangelizing and scaling our work marketplace. To augment our successful performance marketing, we’re now attacking our single-digit unaided brand awareness by turning up the volume with an expanded brand marketing strategy that will spotlight the highly skilled professionals who call our work marketplace home and increase awareness of Upwork among more prospects. On the sales front, we’ve hit yet another record level of sales productivity and are moving forward with our plan to expand the team. We continue to see strong execution, with new Enterprise plan customers in the quarter up 143% year-over-year and the number of customers who spent $1 million or more in the trailing 12 months up 11% quarter-over-quarter. A wonderful example of this is a leading tech company operating an online lodging marketplace that just surpassed $10 million of spend within its first year as a customer on Upwork. Our program team successfully built out a mass-communication and onboarding strategy for both hiring managers and talent at the company, added more than 1,500 of its existing talent population to its centrally managed program through the Upwork platform using our Bring Your Own Talent capabilities through our Enterprise Suite, and built new relationships with key stakeholders throughout the business to leverage Upwork to drive critical initiatives forward. Everything we do continues to be focused on getting people to that tipping point of positive experiences faster, more easily, and more effectively. This means inventing powerful new ways to form relationships in our work marketplace, improving the quality and depth of offerings already in our portfolio, and creating experiences that push people to behave and think differently about how work gets done. We have a remarkable team that knows how to open the minds of our clients and talent on every front—from product and user experience to marketing, sales, and community-building. Our greatest strength is the fact that Upwork is built for the long-term evolution of work that is unfolding right here and now. With our own hybrid team in which independent talent outnumber employees by more than two to one and in which a distributed workforce of 2,000 people across more than 80 countries was already our way of working well before COVID, we know what great things are possible when teams and companies lean into new ways of working, leveraging the power of distributed talent and freelance contributors. While leveraging the power of these capabilities does require businesses to embrace change, we, too, are a company that has seized change opportunities by the horns, increasing our own rate of change over the past two years—and we are still early in our journey. We can’t wait to see what other organizations do as they seize the opportunities afforded by the unprecedented shift in how work gets done, and how they utilize the tools we are building for them to capitalize on this shift and improve the impact and effectiveness, adaptability, and inclusivity of their teams. © 2021 Upwork Inc. 3

Q3’21 Business Highlights Innovating the Work Marketplace In the third quarter of 2021, we continued to build out and innovate the single, always-on work marketplace where clients and talent can get work done in whatever way works best for them. We’ve continued to make strides this quarter transforming ourselves from a single-product company, where we were focused on the Talent Marketplace, to a multiproduct company, inclusive of Project Catalog and Talent Scout. In addition to our organic product roadmap, progress has included integrating key features and capabilities from partners to further differentiate our work marketplace and continue to maintain our strong leadership position. Talent Marketplace comprises over 50 categories with more than $10 million in trailing-12-month GSV as of the end of the third quarter. In addition to seeing strength in our traditional categories of Web, Mobile, & Software Development, Sales & Marketing, and Design & Creative, we have seen an acceleration in categories that are more professional-services oriented. For example, GSV from our Accounting & Consulting category—which includes Human Resources, Financial Planning, Accounting, and Management Consulting—grew 74% year-over-year for the third quarter. We continue to see broad-based strength across our horizontal, multicategory marketplace as we are increasingly capturing more of our large TAM, further positioning us for long-term growth. In constant pursuit of driving even greater levels of marketplace health and connecting people faster, in addition to Virtual Talent Bench we have begun actively testing new customer-facing benefits, such as boosted proposals and availability badges. Through boosted proposals, our goal is to improve the ability Celebrating Talent: Sasheen Murray Sasheen Murray is a Top Rated Plus customer experience and success professional based in Coral Gables, Florida. Top Rated Plus highlights independent talent and agencies who consistently delight their clients on large contracts at the highest level. Through her consulting service, SJM Customer Service Consulting, she helps online businesses streamline, transform, and elevate their customer service operations, systems, and customer journey experiences. Sasheen is the breadwinner in her family and has been using Upwork since 2015 to find her clients. She is grateful for the control the Upwork platform gives her to balance her work and her family, especially throughout the pandemic. “During the pandemic … it was a big adjustment to switch my son, Gracen, to virtual school. There were dozens of Zoom class calls a day, and it was hard … but knowing I had control over who I worked with made it so much easier on our family. I was able to work alongside him and help him with his schoolwork all while maintaining a 100% Job Success Score [which measures clients’ satisfaction with independent talent’s work on Upwork’s platform] on Upwork and actually experiencing an uptick in work as more companies looked for support from virtual workers,” said Sasheen. © 2021 Upwork Inc. 4 of talent to land the jobs they want and increase their earnings potential. While submitting job proposals, talent now have the option to easily bid additional Connects to boost their proposals and stand out from the competition, signaling their interest and investment in the job. Availability badges reduce the likelihood of clients sending invites to talent already committed to another project. Rather, availability badges allow clients to direct their invitations to more readily available talent and enable talent to easily signal their availability and obtain more invites to projects exactly when they want them. Though we know from experience that new marketplace interventions take time to yield customer behavior change and business impact, we are excited to be introducing our first paid ads and promotions available in the Upwork work marketplace. Project Catalog, our one-click browse-and-buy experience that launched earlier this year, continues to build momentum, proving to be a promising acquisition and conversion engine for driving new traffic to Upwork, converting certain clients faster and exposing these new clients to the benefits of our other products, including Talent Marketplace and Talent Scout. During the quarter, we saw continued improvements in the conversion rate of traffic into clients and believe there is a significant opportunity for conversion to increase further. Additionally, we are seeing existing clients using Project Catalog more frequently and believe there are opportunities to increase this usage in the future. With Talent Scout, which became generally available in the second quarter, we saw progress as the average time to deliver a talent shortlist to clients was reduced by approximately 30% quarter-over-quarter. As a reminder, Talent Scout is our first-class, data-science driven hiring solution where talent are pre-vetted and pre-interviewed, with Upwork’s team doing the legwork for clients. In the fourth quarter, we are focusing our product efforts on enhancing our recruiter efficiency, which will continue to help to reduce the average time to deliver a talent shortlist to clients, as well as leveraging cross-sell capabilities to identify and target existing marketplace clients. Celebrating Talent: Khary Reynolds Full-stack HubSpot developer Khary Reynolds is from the Washington D.C. area, but he has always wanted to travel and see the world. Thanks to the Upwork work marketplace, he and his family have been able to realize that dream and are currently living abroad in Ecuador—all while achieving strong financial security thanks to Upwork. "I am a digital nomad and in 2013 moved to Manta, Ecuador, with my wife and two kids. My kids were four years and four months when we moved, so their whole entire life for the most part has been in South America. And that's kind of one of the biggest benefits that Upwork has allowed us to be able to do, just to have that freedom to travel, to be able to have new experiences, to meet new people, to be able to give our kids different experiences," said Khary. “In regards to the pandemic, working on Upwork allowed us to seamlessly transition into this new COVID era, as we were able to continue our work online and have the ability to home school our kids without losing productivity or downgrading our current lifestyle.” © 2021 Upwork Inc. 5

Partnerships

As part of our goal to make Upwork even more powerful by seamlessly integrating with the core workflow and productivity tools that customers are already using with their teams and talent every day, during the quarter we launched partnerships with Loom and Catch.

Loom is the industry-leading communication tool that allows our users to simultaneously record themselves and their computer screen and share these recordings with their teams and customers as a means of easily walking their audience through their work. The global nature of our platform results in clients and talent frequently working together across time zones. The Loom tool now enables more effective asynchronous communication between talent and their clients, making collaboration even easier on our platform. With the partnership, talent on Upwork gain unprecedented unlimited free access to the tool when utilized from within the Upwork collaboration product.

Catch is a leading benefits company dedicated to the needs of independent talent. Catch's core products include health insurance solutions, automatic tax withholding from various income streams, savings accounts, and retirement investing. This partnership enables Catch to offer a broader set of offerings to talent on our platform, making it easier for them to do the work they love while receiving the financial solutions and benefits they desire.

Upwork CoLab: A Winning Combination

In September, Upwork and Budweiser unveiled the winning Labor Day can packaging designs produced by Deuce Studio as part of the inaugural Upwork CoLab brand-partnership program, which connects independent talent with exciting brands to collaborate on high-value, relevant, and innovative projects. It enables brands to tap into a global workforce of independent talent who provide unique perspectives, ideas, and solutions.

Jake Vizek, Senior Brand Director, Innovation & Design at Budweiser said of the partnership, "We were introduced to Upwork from one of [our] most recent VPs in the company. We were very interested in trying out new approaches. We never want to have a one trick pony, and we never want to get too siloed into the way that we're working. And we know that a lot of times freelancers are the best talent in the business because they've found a way to work for themselves and be their own boss. We were interested in trying this out and working with Upwork, and we had a bunch of projects that were really interesting [for which] we wanted to leverage the Upwork team. And then we were super surprised with the kind of diversity in candidates that Upwork brought versus what we would see in our normal agency model."

Get an inside look at the collaboration and creative process behind Budweiser's 2021 Labor Day campaign, This Bud's for You—facilitated and made possible by Upwork CoLab—here.


LET'S RAISE
A BUD TO
WORKERS
Budweiser
LABOR DAY 2021
THIS BUD'S FOR YOU

© 2021 Upwork Inc.
6

Evangelizing the Work Marketplace We saw newly acquired marketplace clients spend 15% more year-over-year in their first quarter on the platform. This reflects continued successful execution on the marketing plan that we have been operating against for the past two years, amid the acceleration in the adoption of remote work driven by the COVID pandemic. The time to lean in and invest more in brand marketing is now, as the labor market is going through a tectonic shift with workers reconsidering their priorities and businesses grappling with talent shortages exacerbated by the Great Resignation. At our Investor Day, we described that taking steps to build a world-renowned brand is one of the strategic pillars for unlocking our $1.3 trillion market opportunity, and we are executing on this commitment. To continue enhancing our strong leadership position and to increase our single-digit unaided brand awareness, beginning in the fourth quarter we are significantly expanding brand marketing testing. While we expect the payback horizon on this investment to be longer than it is with performance marketing, we will continue leveraging the data-driven approach we have been building over the past few quarters to measure performance of this spend over time. Leveraging Disruption for Future Growth: Work Without Limits 2021 Companies’ relationships with work have changed permanently. Remote work, freelancing, digital transformation, flexible hybrid teams comprised of full-time employees and independent talent are now a day-to-day reality for people around the world, and businesses of all sizes are rethinking how to grow and compete. To help get and stay ahead of these changes, we hosted our fifth annual Work Without Limits (WWL), a one-day summit that featured business leaders, influencers, and top independent talent with experience and insights to share about navigating the new work marketplace in August. We've exponentially scaled the event since its inception in 2017. When we started the WWL summit in 2017, we had 115 registrations. This year we grew to more than 10,000, with clients and independent talent joining from 144 countries, highlighting the continued change in the perceptions of how work can get done. You can watch the full sessions—here. We also have been very active in the category-specific event and tradeshow circuit. In September, Upwork was a major sponsor of the SHRM Annual Conference and Expo. The Society for Human Resource Management is the foremost expert and thought leader on issues impacting today’s evolving workplaces. The SHRM Annual Conference and Expo hosted more than 10,000 HR professionals, executives, people managers, and students seeking to build workplaces where employees and employers thrive. © 2021 Upwork Inc. 7

Scaling the Work Marketplace Shifting to enterprise sales, we continued to see strong execution on our Land and Expand strategy. With respect to our Land team, it was a record quarter. We signed 34 new Enterprise plan customers, up 143% year-over-year and 17% quarter-over-quarter, despite having significantly fewer account executives than a year ago before our sales restructuring and approximately the same number as last quarter. Sales productivity levels per rep were meaningfully above what we need in order to achieve our target unit economics. Due to end-of-year dynamics, we expect the team to sign approximately 25 new Enterprise plan customers in the fourth quarter. Additionally, in the third quarter, we drove continued reduction to our sales cycle time to close. With respect to the Expand team, we continued to deliver acceleration in year-over-year revenue growth from Enterprise plan accounts and drove 11% quarter-over-quarter growth in the number of customers that spent $1 million or more in the trailing 12 months as of the end of third quarter. We are extremely excited by the opportunity we have in front of us with enterprise sales. While customers on our Enterprise plans currently account for a relatively small portion of our total revenue, revenue from these customers grew close to 70% year-over-year in the third quarter of 2021, and we feel confident that we are laying the foundation for this to be an important growth driver for many years to come. Given the strong durability of revenue from all of our customer cohorts, including approximately 750,000 Active Clients that are not on an Enterprise plan, we expect it will take several years for Enterprise plan customers to become a meaningfully larger portion of our total revenue. While the sales team contributes a minority of our revenue today, the trajectory the team is on indicates the magnitude of the future impact their work will have in the years to come. An interesting way to contextualize this is to forecast approximately when our enterprise sales team will be able to acquire the same amount of “future revenue” as we currently acquire from non-Enterprise plan customers. For example, if you define future revenue as the amount of PGA of America: Championing Innovation PGA of America is leveraging Upwork to accelerate digital transformation. Within the past four years, PGA of America has undergone an internal transformation to become more technology driven. When PGA first came to Upwork, it needed to innovate and bring products to market faster. It began working with the Upwork team to leverage independent talent to quickly turn product prototypes into viable MVPs. “It’s a profound moment when you realize there is a freelancer somewhere in the world who can make whatever you’re dreaming up a reality; it fundamentally changes how you work and makes the impossible possible,” said Kevin Scott, Head of Technology, PGA of America. “My epiphany came when I was trying to find someone with a rare combination of skills that were seemingly impossible to find. I looked on Upwork and was able to find the exact person we were looking for. You hear a lot about how statistically the best people in the world don’t work for your organization—and it never rang true to me until we met that person. We’ve been finding great people on Upwork ever since, which has helped make our team stronger.” Hear more from Kevin about how PGA of America is accelerating digital transformation through people and process in a conversation with Sam Bright, Upwork’s Chief Product and Experience Officer, that was held at Upwork’s 2021 Work Without Limits summit—here. And find out more about how the team behind the Ryder Cup used Upwork to build teams to support the event's tech needs in an article in the Wall Street Journal—here. © 2021 Upwork Inc. 8 revenue we would expect to get in the five years after we acquire a customer, we think that by as early as 2023 the enterprise sales team could be acquiring more future revenue per quarter than even the record levels we have been acquiring throughout the pandemic from our non-enterprise channels. This reflects the fact that, on average over their lifetime, an Enterprise plan customer spends approximately 500 to 1,000 times what a non-Enterprise plan customer spends. As a result of our confidence in the long-term value creation opportunity in enterprise sales, we are growing the team in the fourth quarter of 2021, and expect to double the size of the Land team by the end of 2022, while growing the Expand team as well. While we anticipate this additional sales headcount growth to contribute to our long-term opportunity, we note that it traditionally takes three to six months to ramp new hires and a few years before a typical account ramps to reach our million-dollar target. Therefore, it will take some time for the benefit of these investments to materialize in meaningful revenue, but we are investing for long-term, sustained growth and are very excited by the performance of the team and the path we are on. Welcome: New Enterprise Plan Clients Upwork welcomed McCormick & Company, the world’s largest player in the herbs and spices industry, as one of our new Enterprise plan clients signed during the third quarter. We began working within McCormick’s eCommerce and Digital Shelf arm responsible for the organization’s direct-to-consumer strategy in early September. Our current efforts are focused on supporting the organization’s direct-to- consumer launch within EMEA. We are excited to welcome McCormick to Upwork and look forward to helping it access our talent globally. We are equally excited to welcome all 34 of our new Enterprise clients from the third quarter of 2021 to Upwork, some of which include: © 2021 Upwork Inc. 9

Q3’21 Financial Results Gross Services Volume (GSV) GSV in the third quarter of 2021 was $904.0 million, with continued strong year-over-year growth of 38%. Active Clients Active Clients, defined as those clients who had spend activity during the 12 months preceding the date of measurement, increased by 25% year-over-year. We ended the third quarter of 2021 with approximately 752,000 Active Clients. GSV per Active Client GSV per active client increased 12% year-over-year to approximately $4,400. We have seen continued acceleration in the growth of GSV per active client as more-tenured clients continue to expand their spend and the large number of clients acquired in the past year begin to mature into higher-value clients. © 2021 Upwork Inc. 10

Take Rate Our overall take rate in the third quarter of 2021 was 14.2%, flat versus the previous quarter and down from 14.8% in the third quarter of 2020. The year-over-year decrease was due primarily to Marketplace revenue growing faster than Managed Services revenue, which has a 100% take rate, and a slight decrease in our Marketplace take rate. Marketplace take rate for the third quarter of 2021 was 13.2%, flat versus the previous quarter and down from 13.6% in the prior year. We have an attractive business model that encourages clients and talent to establish lasting relationships on the platform, resulting in strong retention. More higher-value relationships being built on Upwork and higher spend per client results in a larger percentage of business activity on the platform being priced at the lower rates of our tiered service fee structure. Enterprise, Project Catalog, and Talent Scout all have take rates that are higher than the rest of our business. If these segments continue to grow faster than the rest of our business, they will provide upward pressure on take rate over time. Another key driver of the year-over-year decrease was the success of changes to our Connects initiative, which drove revenue and GSV but resulted in slightly lower revenue as a percentage of GSV year-over-year. © 2021 Upwork Inc. 11

Revenue Total revenue grew 32% year-over-year to $128.1 million in the third quarter of 2021. Marketplace revenue for the third quarter of 2021 was $117.8 million, reflecting a year-over-year increase of 34%. Managed Services revenue grew 19% year-over-year to $10.4 million for the third quarter of 2021. © 2021 Upwork Inc. 12

Gross Profit GAAP gross profit was $93.2 million for the third quarter of 2021, or 73% of revenue, compared with 73% of revenue in the year prior. Non-GAAP gross profit was $93.4 million, or 73% of revenue, in the third quarter of 2021, compared with 73% in the third quarter of 2020. OPEX GAAP operating expenses for the third quarter of 2021 were $101.5 million, representing 79% of revenue, compared to 76% in the prior year, with R&D increasing from 22% to 24%, sales and marketing decreasing from 35% to 34%, G&A increasing from 19% to 20%, and transaction losses remaining flat at 1% of total revenue in the third quarter of 2021. Non-GAAP operating expenses for the third quarter of 2021 were $87.6 million, representing 68% of revenue, consistent with the prior year, with R&D increasing from 19% to 21%, sales and marketing remaining flat at 33%, G&A decreasing from 15% to 14%, and transaction losses remaining flat at 1% of total revenue in the third quarter of 2021. Net Income (Loss) GAAP net loss was $(9.3) million in the third quarter of 2021 compared to GAAP net loss of $(2.7) million in the third quarter of 2020. GAAP net loss per basic share was $(0.07) in the third quarter of 2021 as compared to GAAP net loss per basic share of $(0.02) in the third quarter of 2020. We reported non-GAAP net income of $4.8 million in the third quarter of 2021 compared to non-GAAP net income of $5.0 million in the third quarter of 2020. Our non-GAAP net income per diluted share was $0.04 in the third quarter of 2021 and 2020. Adjusted EBITDA Adjusted EBITDA was $8.2 million in the third quarter of 2021, compared to $6.7 million in the third quarter of 2020. Cash Flow & Balance Sheet Cash, cash equivalents, and marketable securities were approximately $696.8 million at the end of the third quarter of 2021. This was an increase of $524.4 million from the end of the second quarter of 2021, primarily driven by the $510.8 million of net proceeds from the $575.0 million convertible senior notes offering we completed in August 2021. © 2021 Upwork Inc. 13

Guidance We are guiding fourth-quarter 2021 revenue to between $130 million and $132 million, which is 23% year-over-year growth at the midpoint, and raising our full-year 2021 revenue guidance to between $496 million and $498 million, which is 33% year-over-year growth at the midpoint. Similar to our guidance last quarter, the smaller quarter-over-quarter revenue growth that our guidance calls for from the third quarter of 2021 to the fourth quarter of 2021, compared with what we saw in 2020, reflects that we are maintaining elevated levels of business activity with a return to our normal seasonality patterns. As we mentioned last quarter, we are increasing our investment in brand marketing to help businesses and talent learn how Upwork can help them achieve their goals and build their businesses. We expect to invest as much as $17 million in the fourth quarter, up from $8 million in the third quarter, in an effort to raise our unaided brand awareness and shift perceptions. Because of this investment, we expect fourth-quarter 2021 adjusted EBITDA to be a loss of between $(2) million and $(4) million and full-year 2021 adjusted EBITDA to be between $18 million and $20 million. We expect fourth-quarter 2021 non-GAAP basic loss per share to be between $(0.03) and $(0.05) and basic weighted-average shares outstanding in the range of 128 million to 130 million. For full-year 2021, we expect non-GAAP diluted EPS to be between $0.05 and $0.07 and diluted weighted-average shares outstanding in the range of 134 million to 136 million. We remain confident in our goal of delivering at least $1 billion of revenue in 2025 as we continue to invest aggressively in product development, marketing, and sales. Our investments in areas such as enterprise sales, Project Catalog, Talent Scout, and brand marketing are laying the foundation for long-term growth. We have not reconciled our adjusted EBITDA guidance to GAAP net income (loss) or non-GAAP diluted EPS to GAAP diluted EPS because certain items that impact GAAP net income (loss) and GAAP diluted EPS are uncertain or out of our control and cannot be reasonably predicted. In particular, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2021 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of adjusted EBITDA to net income (loss), non-GAAP basic loss per share to GAAP basic loss per share, and non-GAAP diluted EPS to GAAP diluted EPS is not available without unreasonable effort. Q4 2021 FY 2021 Revenue $130 million - $132 million $496 million - $498 million Adjusted EBITDA $(2) million - $(4) million $18 million - $20 million Basic weighted-average shares outstanding 128 million - 130 million N/A Diluted weighted-average shares outstanding N/A 134 million - 136 million Non-GAAP basic loss per share $(0.03) - $(0.05) N/A Non-GAAP diluted EPS N/A $0.05 - $0.07 © 2021 Upwork Inc. 14

Q3’21 Conference Call and Webcast Upwork will host a conference call today at 2 p.m. Pacific Time/5 p.m. Eastern Time to discuss the company’s third-quarter 2021 financial results. An audio webcast archive will be available following the live event for approximately one year at investors.upwork.com. The prepared remarks corresponding to the information reviewed on today’s conference call will also be available on our Investor Relations website once the call has concluded. We use our Investor Relations website (investors.upwork.com), our Twitter handle (twitter.com/Upwork), and Hayden Brown’s Twitter handle (twitter.com/hydnbrwn) and LinkedIn profile (linkedin.com/in/haydenlbrown) as a means of disseminating or providing notification of, among other things, news or announcements regarding our business or financial performance, investor events, press releases, and earnings releases and as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD. The content of our websites and information that we may post on or provide to online and social media channels, including those mentioned above, and information that can be accessed through our websites or these online and social media channels are not incorporated by reference into this press release or in any report or document we file with the SEC, and any references to our websites or these online and social media channels are intended to be inactive textual references only. © 2021 Upwork Inc. 15

Thank you, Hayden Brown President & CEO Jeff McCombs CFO © 2021 Upwork Inc. 16

UPWORK INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except for per share data) (Unaudited) Three Months Ended September 30, Nine Months Ended September 30, 2021 2020 2021 2020 Revenue Marketplace $ 117,783  $ 88,040  $ 336,913  $ 241,286  Managed services 10,358  8,708  29,028  26,189  Total revenue 128,141  96,748  365,941  267,475  Cost of revenue 34,933  26,596  98,457  75,489  Gross profit 93,208  70,152  267,484  191,986  Operating expenses Research and development 30,873  20,833  85,610  60,728  Sales and marketing 43,192  33,577  128,613  98,695  General and administrative 26,083  18,047  81,969  52,973  Provision for transaction losses 1,377  724  3,701  2,654  Total operating expenses 101,525  73,181  299,893  215,050  Loss from operations (8,317) (3,029) (32,409) (23,064) Interest expense 746  152  1,055  640  Other (income) expense, net 222  (452) 161  31  Loss before income taxes (9,285) (2,729) (33,625) (23,735) Income tax provision (26) (18) (59) (57) Net loss $ (9,311) $ (2,747) $ (33,684) $ (23,792) Net loss per share, basic and diluted $ (0.07) $ (0.02) $ (0.27) $ (0.20) Weighted-average shares used to compute net loss per share, basic and diluted 127,915  120,681  126,651  117,121  © 2021 Upwork Inc. 17

UPWORK INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited) September 30, 2021 December 31, 2020 ASSETS Current assets Cash and cash equivalents $ 600,077  $ 94,081  Marketable securities 96,764  75,570  Funds held in escrow, including funds in transit 172,691  135,042  Trade and client receivables, net 58,231  47,018  Prepaid expenses and other current assets 12,156  9,090  Total current assets 939,919  360,801  Property and equipment, net 22,344  28,139  Goodwill 118,219  118,219  Intangible assets, net —  667  Operating lease asset 12,736  19,729  Other assets, noncurrent 1,269  1,672  Total assets $ 1,094,487  $ 529,227  LIABILITIES AND STOCKHOLDERS’ EQUITY Current liabilities Accounts payable $ 3,370  $ 6,455  Escrow funds payable 172,691  135,042  Debt, current —  7,581  Accrued expenses and other current liabilities 45,048  32,868  Deferred revenue 20,742  16,801  Total current liabilities 241,851  198,747  Debt, noncurrent 560,559  3,142  Operating lease liability, noncurrent 18,075  20,506  Other liabilities, noncurrent 9,169  7,522  Total liabilities 829,654  229,917  Stockholders’ equity Common stock 13  12  Additional paid-in capital 493,328  494,122  Accumulated deficit (228,508) (194,824) Total stockholders’ equity 264,833  299,310  Total liabilities and stockholders’ equity $ 1,094,487  $ 529,227  © 2021 Upwork Inc. 18

UPWORK INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:				
Net loss	$ (9,311)	$ (2,747)	$ (33,684)	$ (23,792)
Adjustments to reconcile net loss to net cash provided by operating activities:				
Provision for transaction losses	1,097	1,048	3,004	2,654
Depreciation and amortization	2,439	2,658	8,187	7,444
Amortization of debt issuance costs	402	17	441	43
Amortization of premium (accretion of discount) of purchases of marketable securities, net	81	(54)	103	(311)
Amortization of operating lease asset	938	982	2,712	2,927
Tides Foundation common stock warrant expense	188	188	563	564
Stock-based compensation expense	13,906	6,856	38,666	19,527
Impairment expense	—	—	7,389	—
Changes in operating assets and liabilities:				
Trade and client receivables	2,868	(7,717)	(13,967)	(12,490)
Prepaid expenses and other assets	708	684	(2,163)	(284)
Operating lease liability	975	(495)	114	(1,420)
Accounts payable	(5,356)	684	(3,188)	5,087
Accrued expenses and other liabilities	10,260	3,216	9,987	10,448
Deferred revenue	1,669	1,430	5,120	3,015
Net cash provided by operating activities	20,864	6,750	23,284	13,412
CASH FLOWS FROM INVESTING ACTIVITIES:				
Purchases of marketable securities	(78,861)	(22,467)	(108,828)	(70,215)
Proceeds from maturities of marketable securities	23,000	25,000	87,500	89,000
Purchases of property and equipment	(231)	(583)	(565)	(6,210)
Internal-use software and platform development costs	(640)	(2,008)	(4,221)	(5,567)
Net cash provided by (used in) investing activities	(56,732)	(58)	(26,114)	7,008
CASH FLOWS FROM FINANCING ACTIVITIES:				
Changes in escrow funds payable	7,609	(1,423)	37,649	19,409
Proceeds from exercises of stock options	909	7,333	6,636	23,343
Proceeds from employee stock purchase plan	—	—	2,688	2,661
Proceeds from borrowings on debt	—	—	—	18,000
Repayment of debt	(6,964)	(1,943)	(10,750)	(23,729)
Proceeds from issuance of convertible senior notes	575,000	—	575,000	—
Payment of debt issuance costs	(14,855)	—	(14,855)	—
Purchases of capped calls related to convertible senior notes	(49,393)	—	(49,393)	—

© 2021 Upwork Inc.
19

Three Months Ended September 30, Nine Months Ended September 30, 2021 2020 2021 2020 Net cash provided by financing activities 512,306  3,967  546,975  39,684  NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH 476,438  10,659  544,145  60,104  Cash, cash equivalents, and restricted cash—beginning of period 300,170  209,048  232,463  159,603  Cash, cash equivalents, and restricted cash—end of period $776,608  $219,707  $776,608  $219,707  The following table reconciles cash, cash equivalents, and restricted cash as reported in the condensed consolidated balance sheets to the total of the same amounts shown in the condensed consolidated statements of cash flows as of the following (in thousands): September 30, 2021 December 31, 2020 Cash and cash equivalents $ 600,077  $ 94,081  Restricted cash 3,840  3,340  Funds held in escrow, including funds in transit 172,691  135,042  Total cash, cash equivalents, and restricted cash as shown in the condensed consolidated statement of cash flows $ 776,608  $ 232,463  © 2021 Upwork Inc. 20

UPWORK INC.
COST OF REVENUE AND GROSS MARGIN
(In thousands, except percentages)
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,			
	2021	2020	Change		2021	2020	Change	
Cost of revenue	$ 34,933	$ 26,596	$ 8,337	31 %	$ 98,457	$ 75,489	$ 22,968	30 %
Components of cost of revenue:								
Cost of freelancer services to deliver managed services	8,189	7,093	1,096	15 %	23,192	21,327	1,865	9 %
Other components of cost of revenue	26,744	19,503	7,241	37 %	75,265	54,162	21,103	39 %
Total gross margin	73 %	73 %			73 %	72 %		

© 2021 Upwork Inc.

21

UPWORK INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(In thousands, except for percentages and per share data)
(Unaudited)

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Net Loss	$ (9,311)	$ (2,747)	$ (33,684)	$ (23,792)
Add back (deduct):				
Stock-based compensation expense	13,906	6,856	38,666	19,527
Depreciation and amortization	2,439	2,658	8,187	7,444
Interest expense	746	152	1,055	640
Other (income) expense, net	222	(452)	161	31
Income tax provision	26	18	59	57
Tides Foundation common stock warrant expense	188	188	563	564
Impairment expense	—	—	7,389	—
Adjusted EBITDA	$ 8,216	$ 6,673	$ 22,396	$ 4,471
Marketplace cost of revenue, GAAP	$ 26,744	$ 19,503	$ 75,265	$ 54,162
Stock-based compensation expense	(202)	(203)	(582)	(579)
Marketplace cost of revenue, Non-GAAP	26,542	19,300	74,683	53,583
Marketplace gross margin, Non-GAAP	*77 %*	*78 %*	*78 %*	*78 %*
Managed services cost of revenue, GAAP	$ 8,189	$ 7,093	$ 23,192	$ 21,327
Managed services cost of revenue, Non-GAAP	8,189	7,093	23,192	21,327
Managed services gross margin, Non-GAAP	*21 %*	*19 %*	*20 %*	*19 %*
Total cost of revenue, GAAP	$ 34,933	$ 26,596	$ 98,457	$ 75,489
Stock-based compensation expense	(202)	(203)	(582)	(579)
Total cost of revenue, Non-GAAP	34,731	26,393	97,875	74,910
Total gross margin, Non-GAAP	*73 %*	*73 %*	*73 %*	*72 %*
Research and development, GAAP	$ 30,873	$ 20,833	$ 85,610	$ 60,728
Stock-based compensation expense	(4,036)	(2,567)	(11,321)	(7,286)
Research and development, Non-GAAP	26,837	18,266	74,289	53,442
As a percentage of total revenue, Non-GAAP	*21 %*	*19 %*	*20 %*	*20 %*
Sales and marketing, GAAP	$ 43,192	$ 33,577	$ 128,613	$ 98,695
Stock-based compensation expense	(1,472)	(1,212)	(4,363)	(3,452)
Sales and marketing, Non-GAAP	41,720	32,365	124,250	95,243
As a percentage of total revenue, Non-GAAP	*33 %*	*33 %*	*34 %*	*36 %*

© 2021 Upwork Inc.

22

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2021	2020	2021	2020
General and administrative, GAAP	$ 26,083	$ 18,047	$ 81,969	$ 52,973
Stock-based compensation expense	(8,196)	(2,874)	(22,400)	(8,210)
Amortization of intangible assets	—	(667)	(667)	(1,334)
Tides Foundation common stock warrant expense	(188)	(188)	(563)	(564)
Impairment expense	—	—	(7,389)	—
General and administrative, Non-GAAP	17,699	14,318	50,950	42,865
As a percentage of total revenue, Non-GAAP	*14 %*	*15 %*	*14 %*	*16 %*
Income (loss) from operations, GAAP	$ (8,317)	$ (3,029)	$ (32,409)	$ (23,064)
Stock-based compensation expense	13,906	6,856	38,666	19,527
Amortization of intangible assets	—	667	667	1,334
Tides Foundation common stock warrant expense	188	188	563	564
Impairment expense	—	—	7,389	—
Income (loss) from operations, Non-GAAP	5,777	4,682	14,876	(1,639)
Net income (loss), GAAP	$ (9,311)	$ (2,747)	$ (33,684)	$ (23,792)
Stock-based compensation expense	13,906	6,856	38,666	19,527
Amortization of intangible assets	—	667	667	1,334
Tides Foundation common stock warrant expense	188	188	563	564
Impairment expense	—	—	7,389	—
Net income (loss), Non-GAAP	4,783	4,964	13,601	(2,367)
Weighted-average shares outstanding used in computing loss per share, GAAP				
Basic (in millions)	127.9	120.7	126.7	117.1
Basic loss per share, GAAP	$ (0.07)	$ (0.02)	$ (0.27)	$ (0.20)
Weighted-average shares outstanding used in computing earnings (loss) per share, Non-GAAP				
Basic (in millions)	127.9	120.7	126.7	117.1
Diluted (in millions)	134.3	129.7	134.5	117.1
Basic earnings (loss) per share, Non-GAAP	$ 0.04	$ 0.04	$ 0.11	$ (0.02)
Diluted earnings (loss) per share, Non-GAAP	$ 0.04	$ 0.04	$ 0.10	$ (0.02)

Note: Figures have been rounded. Marketplace gross margin is Using Marketplace revenue and total cost of revenue less Managed Services cost of revenue. Managed Services gross margin is using Managed Services revenue and Managed Services cost of revenue.

© 2021 Upwork Inc.

23

About Upwork Upwork is the world’s largest work marketplace that connects businesses with independent talent, as measured by GSV. We serve everyone from one-person startups to 30% of the Fortune 100 with a powerful, trust-driven platform that enables companies and freelancers to work together in new ways that unlock their potential. Our talent community earned over $2.3 billion on Upwork in 2020 across more than 10,000 skills, including website & app development, creative & design, customer support, finance & accounting, consulting, and operations. Learn more at www.upwork.com and join us on LinkedIn, Twitter, Facebook, and Instagram. Contact: Evan Barbosa Investor Relations investor@upwork.com Safe Harbor Statement This shareholder letter includes forward-looking statements, which are statements other than statements of historical facts, and statements in the future tense. These statements include, but are not limited to, statements regarding the future performance of Upwork and its market opportunity, including expected financial results for the fourth quarter and full year of 2021, expectations regarding the impact of the COVID-19 pandemic on our business and industry, and expectations for capturing market share and regarding the changing landscape of work, as well as statements regarding our planned investments to support growth. Accordingly, actual results could differ materially or such uncertainties could cause adverse effects on our results. Forward-looking statements are based upon various estimates and assumptions, as well as information known to Upwork as of the date of this shareholder letter, and are subject to risks and uncertainties, including but not limited to: the impact and duration of the COVID-19 pandemic on our business and global economic conditions; the impact, severity, and duration of safety measures put in place to mitigate the impact of the COVID-19 pandemic; our ability to attract and retain a community of freelancers and clients; our limited operating history under our current business strategy and pricing model; our focus on the long term and our investments in sustainable, profitable growth; our ability to develop and release new products and services, and develop and release successful enhancements, features, and modifications to our existing products and services; the impact of new and existing laws and regulations; our ability to generate revenue from our marketplace offerings and the effects of fluctuations in our level of client spend retention; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; competition; challenges to contractor classification or employment status of freelancers on our work marketplace; the possibility that the market for © 2021 Upwork Inc. 24

Safe Harbor Statement (Cont.) freelancers and the services they offer will develop more slowly than we expect; user circumvention of our work marketplace; our ability to sell to large enterprise, global account, and mid market clients; the success of our investments in our enterprise sales organization and our related marketing efforts, and expectations for the ability for enterprise sales to drive incremental revenue and GSV growth; changes in the amount and mix of services facilitated through our work marketplace from period to period; changes in our level of investment in sales and marketing, research and development, and general and administrative expenses, and our hiring plans for sales personnel; the market for information technology; future changes to our pricing model; payment and fraud risks; security breaches; privacy; litigation and related costs; changes in management; and other general market, political, economic, and business conditions. Actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of future performance. Additionally, these forward-looking statements, particularly our guidance, involve risks, uncertainties, and assumptions, including those related to the impacts of the COVID-19 pandemic on our clients’ spending decisions. Significant variation from the assumptions underlying our forward-looking statements could cause our actual results to vary, and the impact could be significant. Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 24, 2021, and our Quarterly Report on Form 10-Q filed with the SEC on July 29, 2021, and our other SEC filings, which are available on the Investor Relations page of our website at investors.upwork.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the three months ended September 30, 2021, when filed. All forward-looking statements contained herein are based on information available to us as of the date hereof, and we do not assume any obligation to update these statements as a result of new information or future events. Undue reliance should not be placed on the forward-looking statements in this shareholder letter. These statements are based on information available to Upwork on the date hereof, and Upwork assumes no obligation to update such statements. © 2021 Upwork Inc. 25

Non-GAAP Financial Measures To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present non-GAAP cost of revenue (and as a percentage of revenue), non-GAAP marketplace cost of revenue, non-GAAP managed services cost of revenue, non-GAAP gross profit (and as a percentage of revenue), non-GAAP operating expenses (total and each line item, and total and each non-GAAP operating expense item as a percentage of revenue), non-GAAP income (loss) from operations (and as a percentage of revenue), non-GAAP net income (loss) (and as a percentage of revenue and on a per share basis), non-GAAP gross margin (total and for marketplace and managed services), and adjusted EBITDA in this shareholder letter. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP. We use these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest expense, other (income) expense, net, income tax (benefit) provision, and, if applicable, other non-cash transactions. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; (c) tax payments that may represent a reduction in cash available to us; or (d) expense from our common stock warrant issued to the Tides Foundation, which is recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. A reconciliation of these non-GAAP measures has been provided in the financial statement tables included in this shareholder letter, and investors are encouraged to review the reconciliation. © 2021 Upwork Inc. 26